CONSULTING AGREEMENT

This Agreement (**"Agreement"**) is entered into effective as of April 21, 2022 (the **"Effective Date"**) between Akerna Corporation, a Delaware Corporation (the **"Company"**), and Larry Dean Ditto Jr. (**"Consultant"**). As used herein, Company and Consultant may be referred to individually as a "Party" and collectively as the "Parties".

Whereas, Company and Consultant desire to enter into this Consulting Agreement, whereby the Consultant will provide financial consulting, executive duties, and functions described herein, and

Whereas, Company and Consultant intend that this Agreement shall be binding upon the Company, its successors, and assigns, and

Whereas, unless otherwise defined, the terms and expressions as used herein shall have their common meaning except that:

1) all references to "dollars" shall mean United States Dollars, and

2) all references to "Company" shall mean Company (as defined above) including any of its predecessors, successors and assigns.

NOW THEREFORE, in exchange of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. **Recitals.**

The above Recitals are incorporated into this Agreement as though fully set forth.

2. **Engagement of Consultant by the Company.**

(a) The Company hereby retains and engages Consultant to provide financial consulting services, which may include advisory services, acting as the interim Chief Financial Officer ("CFO") and similar duties customarily assigned to an executive level financial leader, as described in the attached Exhibit A (the **"Services"**). The Consultant will perform those duties assigned to him by the Chief Executive Officer. The above, notwithstanding, consistent with Section 5, the Parties recognize and agree that this Agreement is not, is not intended to be, and should not be interpreted to be anything other than a consulting agreement between Consultant and Company, and not an employment agreement between Company and Consultant.

(b) Consultant agrees that:

(i) Consultant will not assign or delegate any duties related to providing the services to any other person, without prior written notice to and approval from Company;

(ii) The Company may at its discretion require the Consultant to provide a status report from time to time with information the Company deems necessary to be informed of Consultant's activities and progress toward completing assignments.

(iii) Consultant acknowledges that he has been strongly advised by Company that he will not be a covered party included in Company's insurance policies and he is to obtain, at Company's expense, adequate liability insurance coverage.

(iv) Notwithstanding the foregoing, nothing in this Agreement shall prevent or is intended to prevent Consultant from owning an interest in, providing services for, or engaging, in any business activities with other companies that do not conflict with Consultant's ability to fulfill his duties assigned by the Company. Consultant agrees that he will not use any of Company's trade secrets, confidential information, intellectual property, or any Company assets or property in the provision of services for any other entity. It is understood that the Consultant is free to work with other parties during the term of this Agreement and does not exclusively work for the Company.

(c) Company agrees that:

(i) Company will provide assignments, timelines, and deadlines, regardless of whether the work is ongoing/recurring or on a project basis, to the Consultant in writing and with reasonable time in advance of expected deadlines associated with such assignments.

(ii) The Consultant will provide estimated time to complete assigned duties based on his professional judgement and experience.

(iii) The Consultant and the Company entered this Agreement knowing that the Consultant is not available on a full-time basis during the term of this agreement. To the extent necessary to provide the Services, Consultant will make all reasonable efforts to communicate available times a week in advance.

(iv) As a Consultant, the Consultant is not a covered party in the Company's insurances however, is required to carry adequate liability insurance during the term on this Agreement at the company's expense. Coverage to be mutually agreed between the Consultant and the Company.

(v) Company is responsible for providing reasonable and customary cooperation to the Consultant, including access to Company employees, directors, agents, and service providers, and access to systems, records, data, and reports, as necessary to complete the assignments Company provides to the Consultant in writing.

(vi) The Consultant will determine the method, details, and means of performing Services. Where specialized methods or adherence to Company policies and procedures are required, Consultant will make this determination after appropriate consultation with the Company.

(vii) Consultant shall exercise sound and commercially and professionally reasonable professional judgement and care in the performance of all Services. The Company understands the Consultant may recommend policies, procedures, practices, and discrete steps, and the Company accepts full responsibility for implementing them. The Company waives and releases Consultant from claims and liability related to the Services contemplated in this agreement unless the Company proves the Consultant has not acted in good faith, has not exercised reasonable care expected of similar consultants in similar circumstance, and has not acted with the reasonable belief that the action was in the best interest of the Company.

3. **Consultant Compensation.**

(a) As compensation for Consultant's services, Company will pay to the Consultant a monthly retainer fee of twelve thousand dollars ($12,000) per month for performance of Services rendered up to eighty (80) hours per calendar month (the "**Base Fee**") commencing on the **Effective Date**.

(i) The retainer fee will be paid by the Company, monthly in advance, to the Consultant on or before the fifth business day of each month that the Consultant is retained by the Company.

(ii) The Consultant will track hours worked and will submit monthly invoices to the Company that include the Base Fee, any other amounts due to the Consultant as agreed upon by the Company, and wire transfer instructions.

(iv) The Company agrees to reimburse Consultant for the cost of a consulting liability insurance policy that covers the anticipated term of this Agreement, up to one year depending the available policy terms.

(v) In the event that the Company desires to convert Consultant to a full-time employee at any time during this agreement, Company will provide an incentive to the

Consultant in the form of $25,000 in RSUs, valued at a 10 day vwap, with immediate vesting.

(b) In the event that Consultant anticipates fulfilling assignments will require more than two-hundred and forty (240) hours in a calendar quarter, Consultant will notify Company to request additional hours. If additional hours are approved, the Consultant will be paid an hourly rate of one hundred and fifty dollars ($150) per hour for all additional hours, following the same payment timing and method as described herein.

(c) For the purpose of state labor laws and regulations or other labor laws or regulations, Executive shall be considered an independent contractor to Company exempt from the overtime provisions of the Fair Labor Standards Act and any similar state provisions. The Parties agree that the Executive's duties shall require autonomy and independent decision-making, consistent with C.R.S. § 8-40-202. The Parties agree that this Agreement creates a rebuttable presumption of an independent contractor relationship between the Parties

(d) Consultant agrees to be responsible for all tax payments and consequences related to the payment of fees related to this Agreement. In the event that the Consultant shall have committed or be responsible for any errors in withholding and/or submitting periodic tax payments on behalf of the Consultant, then Consultant shall pay, and indemnify, defend, and hold Company harmless for, any tax (and any interest or penalties imposed with respect to such taxes) or fee incident to or caused by such Consultant error, or imposed pursuant to any payment of bonus, transfer, deferred compensation, or transaction made pursuant to this Agreement.

(e) The Company and Consultant warrant that they have received independent tax advice from advisors of their choice respecting the tax implications (including tax filing requirements) relevant to this Paragraph.

(f) This Agreement supersedes and replaces any previous consulting agreement or other similar agreement between Consultant and Company. Upon execution of this Agreement by all Parties, only this Agreement shall remain in force and effect.

4. **Term of Agreement.** This Agreement becomes effective when signed by the parties and is completed after twelve (12) months or pursuant to the termination provisions herein. The term of the agreement can be extended by mutual agreement between the Company and the Consultant.

5. **Independent Contractor Relationship.**

(a) Consultant is an independent contractor in relation to the Company. This Agreement does not establish an employment, partnership, joint venture, or agency relationship, between Company and Consultant. It is understood that Consultant is free to work for other parties during the term of this Agreement and does not exclusively work for the Company, pursuant to the terms of this Agreement.

(b) Consultant shall not represent or hold itself out to anyone as being an employee of the Company.

(c) Consultant shall not use the name, anagram, logo, or other identifiable and unique business mark of the Company on Consultant's business card or stationery.

(d) Consultant is solely and exclusively responsible for all federal, state and/or local taxes and withholdings with respect to any compensation Consultant earns as a result of this Agreement, as provided for in this Agreement.

(e) Consultant, its principals, members, managers, officers, directors, employees, and agents shall have no claim against the Company for employee benefits, including vacation pay, sick leave, retirement benefits, social security, workers' compensation, health or disability benefits, unemployment insurance benefits, or other employee benefits of any kind.

(f) Consultant shall be responsible for supplying and using its own office space, business equipment, telephone, copier, and other materials necessary to conduct Consultant's business and to perform the Services contemplated by this Agreement.

(g) Consultant will not incur any expenses, including travel or entertainment expenses, without prior approval by the Company. In the event the Consultant does incur prior approved expenses, then Consultant shall be reimbursed for approved expenses by the Company as they relate to travel and other reasonable expenses. Consultant will add such expenses to his periodic invoices submitted to the Company, indicating the date of approval and the identity of the person who approved the expenses.

6. **Defense and Indemnity**

(a) The Company agrees to defend, indemnify, and hold harmless (including the payment of attorney fees and expenses) the Consultant against any and all third-party demands, claims, suits, losses, liability, and damages, arising from or related to Services provide by the Consultant pursuant to this Agreement.

(b) The Consultant agrees to indemnify the Company and its respective current and former directors, officers, employees, members, agents, and volunteers for any and all third-party demands, claims, suits, losses, liability, and damages (including attorney fees and expenses) caused by the Services provided by the Consultant under this Agreement, but only to the extent the Consultant has insurance to cover the indemnification obligation.

7. **Termination**

(a) Either the Consultant or Company may terminate this Agreement for convenience pursuant to paragraph (b). The Company may terminate this Agreement for Cause

pursuant to paragraph (c). The Consultant may terminate this Agreement for Good Reason pursuant to paragraph (d).

(b) Either Consultant or Company may terminate Consultant's engagement hereunder at any time, without cause, by giving the other Party not less than thirty (30) days prior written notice of such termination (the "Notice Period"). Company reserves the right to require Consultant not to work during the Notice Period but, if this option is exercised, Consultant shall nevertheless be paid the Base Fee for such Notice Period, and if the Notice Period extends over a time period when bonus and equity awards accrue, then Consultant shall receive, in addition to the base fee, the bonus and equity awards as set forth in this Agreement or separate agreements with the Consultant.

(c) The Company may terminate the Consultant for "Cause" after fifteen (15) days' written notice and the opportunity to cure, upon the occurrence of any of the following events each of which shall constitute Cause: (i) Consultant's failure to perform the duties of his position, (ii) Consultant's failure to perform, if curable, any lawful directive of the Company, (iii) Consultant's material failure to follow a written company policy that has been provided to him and that results in material financial or reputational injury to Company, (iv) conviction of a felony that prevents or prohibits Consultant from performing its duties, or (v) embezzlement, fraud, or theft while providing Services to the Company.

(d) The Consultant may terminate this Agreement for Good Reason. For purposes of this Agreement, "Good Reason" means (i) the material breach by the Company of any provision of this Agreement which, if curable, remains uncured for longer than fifteen (15) days after written notice thereof is delivered to the Company by Consultant (ii) material diminution of Consultant's duties, title, or status, including but not limited to, a requirement that Consultant report to anyone other than the Chief Executive Officer or Board of Directors, (iii) the Company's relocation of the permanent place of the Consultant's work location without the Consultant's written consent, (iv) an action by the Chief Executive Officer or Board of Directors requiring Consultant to act in a manner that could be reasonably expected to cause or result in the violation by the Company or Consultant of any law or regulator requirement, or (vi) a reduction in the Consultant's Base Fee as set forth herein: provided that (A) Consultant provides written notice Consultant's claim of Good Reason to the Company within ten (10) days after such Good Reason arises, such notice to contain reasonable detail regarding the basis for the Consultant's claim, and (B) the Company shall not have cured such Good Reason within fifteen (15) days after its receipt of such notice. The Consultant will continue to be paid the Base Fee during the notice and cure periods.

(e) If Consultant is terminated for any reason , Consultant shall receive (i) any Base Fee earned but not paid through the date of termination; (ii) any Bonus or equity awards, or

portion thereof earned but not paid through the date of termination; and (iii) any business expenses incurred by Consultant but un-reimbursed on the date of termination, provided that such expenses and required documentation thereof are submitted within thirty (30) days following termination

(f) In the event of termination of this Agreement for any reason, the Company and Consultant mutually agree to refrain from making disparaging or negative statements to any third party, in any medium, by any means of transmittal.

(g) In the event of Consultant's death during his engagement with Company or termination of Agreement with Consultant due to disability, Consultant or Consultant's estate will receive any unpaid amounts earned and any unreimbursed but submitted expenses.

(h) Upon the termination of Consultant's engagement, however effected, Consultant, shall be deemed to have immediately resigned all positions affiliated with the Company, including to the extent applicable any position as an officer of the Company or a member of any board or committee of the Company. Consultant shall have only such rights to redeem its shares and Options in the Company as are provided in this Agreement, and in accordance with law.

8. <u>Confidential Information/Return of Company Property</u>.

(a) Consultant acknowledges that, Consultant in the course of performing his duties, shall become acquainted and entrusted with certain confidential information and/or proprietary information of Company and of Company's customers, clients, and associates, including customer lists and information, training, methods and procedures, financial data, referral source information, product information and marketing programs. Consultant understands and agrees that any information about Company or Company's customers is the property of Company and is essential to the protection of Company's goodwill and to the maintenance of Company's competitive position and accordingly should be kept secret. Consultant has no right or title to any such information and may only access, possess, and/or use such information in the provision of Services for the Company. Any such access, possession, and/or use of such information outside the scope of this Agreement shall be considered a breach of this Agreement and shall constitute Cause for immediate termination. Such information shall include information containing Company's revenues, sales methods, sales proposals, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customer purchases from Company, Company's source of supply, training methods and procedures, Company's computer programs, system documentation, special hardware, products hardware, related software development, Company's manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, or other confidential or proprietary

information belonging to Company or relating to Company's affairs. This information is **"Confidential Information."**

(b) Notwithstanding the foregoing, "Confidential Information" shall not include the information or materials that:

(i) are now part of the public domain or subsequently entered into the public domain through no fault of the Consultant or by any wrongful means.

(ii) were already in Consultant's possession, without any restrictions on use or disclosure, at the time of their receipt;

(iii) were rightfully acquired from a third party without any confidentiality obligations or any restrictions on use or disclosure; or

(iv) that Consultant is obliged to disclose pursuant a court order, provided that Consultant gives the disclosing Party prompt written notice of such requirement prior to such disclosure, and provides reasonable assistance to the disclosing Party in obtaining an order protecting the information from public disclosure.

(c) The Parties agree that some or all of the Confidential Information constitutes one or more "trade secrets" within the meaning of Col. Rev. Stat. 8-2-113(2)(b) and Col. Rev. Stat. 7-74-101, *et seq*. and pursuant to the Defend Trade Secrets Act.

(d) Consultant agrees that he will not cause or allow Confidential Information to be exposed to unauthorized persons and that Consultant will not, without the prior written consent of Company, disclose, divulge or make any use of such Confidential Information during Consultant's engagement, or at any time after the last day of Consultant's engagement, except as directed by Company in connection with Consultant's duties pursuant to this Agreement or as may be required by law. Any use outside the narrow confines of this Agreement and the assignments provided by the Company shall be considered wrongful and outside the scope of permissible use.

(e) Consultant understands and agrees that all records, materials, and information relating to Company's business, whether in possession of Company or Consultant, including but not limited to Company owned equipment along with all confidential information stored on hard drives or other computer or electronic media and whether or not those materials contain Confidential Information, are the exclusive property of Company. Upon the last day of Consultant's engagement, Consultant shall immediately, and without demand, return to Company all such records, materials and information, and all copies thereof, in whatever form, in Consultant's possession and immediately thereafter Consultant shall have no further right of access to or any right to obtain any of such records and materials or copies thereof, or any information contained therein, except as may be required by law.

9. Ownership and Assignment of Inventions and Copyrights.

(a) All ideas, data, deliverables, reports, work products, innovations, improvements, know-how, inventions, designs, developments, techniques, methods, and other results of Consultant's engagement with Company (in draft and final forms), and all related documentation (such as, but not limited to, notes, records, documents, drawings, and designs), which Consultant makes, conceives, reduces to practice, or develops in whole or in part, either alone or jointly with others, in connection with his services to the Company or which relate to any Confidential Information (collectively, the "**Inventions**") will be the sole and exclusive property of the Company, and will be considered "works made for hire" pursuant to the United States Copyright Act (17 U.S.C. Section 101).

(b) Consultant hereby assigns to Company or its designees all of Consultant's right, title and interest in and to all of the foregoing without compensation. To the extent Consultant has any "moral rights" in the Inventions which are not assignable by law, Consultant hereby waives any such moral rights relating to the Inventions, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications. Consultant further represents that, to the best of Consultant's knowledge and belief, none of the Inventions that Consultant creates will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that Consultant will use Consultant's commercially reasonable efforts to prevent any such violation.

(c) Notwithstanding anything to the contrary, any Inventions created by Consultant in connection with activities unrelated to the Services (i.e., not through Company), not conducted or derived by use of Company equipment, information, and/or materials, or through work performed for another entity prior to, during or after the commencement of Consultant's engagement with Company shall be owned exclusively by Consultant.

10. Restrictions on Post-Engagement Activities

(a) Permissible under Colorado law: The Parties agree that in connection with Services Consultant provides to Company, Consultant will serve in an executive and managerial role for Company, and that each of the several restrictions in this Section 10 are necessary to the protection of Company's legitimate business interests, including the protection of trade secrets, and that these restrictions are valid, permissible, and enforceable pursuant to Col. Rev. Stat. 8-2-113(2)((b), (2)(d).

(b) Effective upon any end to Engagement: Consultant agrees that each of the several restrictions in this Section 10 shall apply and be effective, regardless of the manner in which Consultant's engagement with Company is terminated.

(c) Covenant not to solicit clients of the Company: Beginning as of the date of termination of Consultant's engagement by the Company, and continuing for one (1) year thereafter, Consultant shall not solicit business from clients of the Company, for the same products

and services sold by the Company, without written permission from the Company, however, this clause (c) shall not prohibit the Consultant from working with clients of the Company in a department or line of business that the Company is not engaged in.

(d) Covenant not to solicit employees of the Company: Beginning as of the date of the termination of Consultant's engagement by the Company, and continuing for one (1) year thereafter, Consultant shall not, for itself or on behalf of another, solicit, hire (whether as an employee, independent contractor, or otherwise) any person who was an employee of the Company at the time of Consultant's termination of its engagement; provided, however, this clause (d) shall not prohibit Consultant from soliciting or hiring any employee who responds to a general advertisement or solicitation, including but not limited to advertisements or solicitations through newspapers, social media, trade publications, periodicals, radio or internet database, or efforts by any recruiting or employment agencies, not specifically directed at employees of the Company.

(e) Restrictions effective during term of engagement: The restrictions set forth in this paragraph 10 shall also be effective while Consultant is engaged by the Company.

(f) Covenants severable: Each restriction set forth in this Section10 is a separate and severable covenant.

(g) Blue Pencil: Should any restriction set forth in this Paragraph be found to constitute an unenforceable restraint by any competent adjudicator, the Parties request that the adjudicator exercise its discretionary authority to revise that restraint so as to be the most restrictive restraint enforceable under the circumstances.

11. Company's Agreement with Executive

(a) As a condition precedent to entering into this Agreement, Consultant shall enter into a Mutual Non-Disclosure Agreement (NDA) with the Company, in a form mutually agreeable with Consultant and Company.

12. Enforcement

(a) This Agreement shall be governed by the laws of the State of Colorado, with the exception of its principles of conflicts of laws. Proceeding under this Agreement may be brought in the federal or state courts located in Denver, Colorado, including the United States District Court for the District of Colorado.

(b) In any proceeding under this Agreement, the substantially prevailing Party shall, in addition to appropriate relief, be entitled to recover from the other Party reasonable attorney's fee, plus expenses and costs incurred in enforcement.

(c) The Parties agree that the provisions of this Agreement were mutually negotiated and shall be interpreted and construed in accordance with their familiar meanings and not strictly for or against either Party, regardless of which Party may have drafted this Agreement or any specific provision.

13. Integration / No Oral Modification

This Agreement contains the entire agreement of the Parties with respect to the subject matter of this Agreement. Except as set forth in the last sentence of this Section 13, no prior or contemporary agreements, contracts, understandings, representations, or warranties shall be given any effect. No provision of this Agreement, including the provisions of this paragraph, may be modified, deleted or amended in any manner except by an agreement in writing executed by the Parties, which writing refers to this Agreement by title and date. Notwithstanding the foregoing, the Parties acknowledge that the Parties may be contemporaneously entering into the certain Option Grant Agreement or other incentive agreements.

14. Notice

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed electronic transmission, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Consultant:
Dean Ditto
6746 Old Ranch Trail
Littleton, CO 80125

With copy via email to:
Deanditto100@gmail.com

Or, in the case of an address change during the term of consulting engagement, written notice to the Consultant will be addressed to the address stated in the most recent W-9 Form Consultant has filed with the Company

If to the Company:

Jon J. Olafson
Lewis Brisbois Bisgaard and Smith, LLP
1700 Lincoln Street, Suite 4000
Denver, Colorado 80203
Jon.olafson@lewisbrisbois.com

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that any notices of change of address shall be effective only upon receipt.

The term "**business day**" means, for purposes of this Agreement, any day other than a Saturday, Sunday or other day on which Federal Courts located in Denver, Colorado are authorized or permitted by law to close, excluding as a result of "stay at home", "shelter-in-place", "non-essential employee" or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority are generally open for use by customers on such day.

<u>15. Binding Agreement</u>

As set forth in the Preamble to this Agreement and incorporated herein in Section 1, above, this Agreement shall be binding upon the Parties, their successors and assigns, including without limitation any successor company or entity, that results from a merger or acquisition of Company, an acquisition of some or all of the Company's assets or other similar transaction. This Section 15 shall survive the termination of this Agreement. In the event of any conflict between the Preamble, Section 1 and this Section 15, this Section 15 shall prevail.

<u>16. Severability</u>

If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

<u>17. Waiver of Contractual Right</u>.

The failure of either Party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

<u>18. Arbitration.</u>

All disputes arising out of the terms of this Agreement shall be submitted to final, binding arbitration in Colorado pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time any arbitration proceeding commences. Any decision or award as a result of any such arbitration proceeding shall be in writing, shall provide an explanation for all conclusions of law and fact, and shall include the assessment

19. Applicable Law.

This Agreement shall be governed by the laws of the State of Colorado without regard to principles of conflicts of laws.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Company and the Consultant have caused this Agreement to be executed and delivered effective as of the day and year first written above.

The Company:

Akerna Corporation

By: ______________________
Jessica Billingsley, CEO

By: ______________________
Larry Dean Ditto Jr.

Exhibit A

Strategy, Planning, and Management

- Provide financial consulting services, which may include advisory services, acting as the interim Chief Financial Officer ("CFO"), and similar duties
- Assess and evaluate financial performance of organization with regard to long-term operational goals, budgets and forecasts.
  Provide insight and recommendations to both short-term and long-term growth plan of organization.
- Identify, acquire and implement systems and software to provide critical financial and operational information. Evaluate departments and make suggestions for automating processes and increasing working efficiency.
- Communicate, engage and interact with Board of Directors, CEO, COO and Executive Leadership Team.
- Create and establish yearly financial objectives that align with the company's plan for growth and expansion.
- Select and engage consultants, auditors, and investors.
- Recruit, interview and hire finance, accounting and payroll staff as required.
- Serve as a key member of executive leadership team and round table discussion panel.
- Participate in pivotal decisions as they relate to strategic initiatives and operational models.
- Interact with and bring department into line with Board of Directors' plans, initiatives, and recommendations.
- Implement policies, procedures, and processes as deemed appropriate by senior leadership team.

Financial Analysis, Budgeting, and Forecasting

- Prepare and present monthly financial budgeting reports including monthly profit and loss by division, forecast vs. budget by division, and weekly cash flow by division.
- Review and analyze monthly financial results and provide recommendations.
- Identify, develop, and execute analysis of business initiatives, product launches, and/or new service offerings.
- Develop and maintain monthly operating budget and annual company operating budget.
- Manage financial planning and analysis department. Supervise creation of reports, software implementation and tools for budgeting and forecasting.
- Participate in weekly conference calls with Vendors and Executive Leadership Team.

Accounting, General Ledger, Administration, and Operations

- Supervise the accounting department to ensure the proper functioning of all systems, databases, and financial software. Provide regular maintenance and backup of all accounting systems and supervise company financial staff.
- Review and ensure application of appropriate internal controls, SOX compliance, and financial procedures.
- Ensure timeliness and accuracy of financial and management reporting data for founders, investors, and company's board of directors.
- Oversee the preparation and communication of weekly, monthly, and annual financial statements.
- Oversee the preparation and timely filing of all local, state, and federal tax returns.
- Ensure SOX compliance regarding all financial functions.
- Work with Human Resources to ensure appropriate legal compliance.
- Oversee the month-end close process, constantly reviewing procedures while eliminating inefficiencies.
- Oversee preparation of monthly, quarterly, and annual financial statements.
- Review all month-end closing activities including general ledger accounts, balance sheet accounts, and overhead cost allocation.
- Enhance and implement financial and accounting systems, processes, tools, and control systems
- Hire, develop, and manage accounting directors, managers, and staff
- Serve as a key point of contact for external auditors; Manage preparation and support of all external audits.
- Coordinate and strategize methods used to attain team goals with VP Finance and Financial Controllers.

Financial Management

- Manage cash flow planning process and ensure funds availability.
- Oversee cash, investments, and asset management area.
- Explore new investment opportunities and provide recommendations on potential returns and risks.
- Maintain outstanding banking relationships and strategic alliances with vendors and business partners.
- Utilize forward-looking models and activity-based analyses to provide financial insight into the organization's plans and operating budgets.

Financial Relations and Policies

- Engage board of directors to develop short term and long term plans, projections, and budgets.
- Represent company to banks, financial partners, institutions, investors, public auditors, and officials.
- Remain current on audit best practices as well as state, federal, and local laws regarding company operations.

Finance and Accounting Team Management

- Mentor and develop a team, managing work allocation, systems training, performance evaluations, and the building of an effective and efficient team dynamic.
- Guide larger, cross-divisional teams outside of direct span of control within the three main company divisions.

Cash Management

- Oversee weekly cash management and AP, approve large payables, sign checks, authorize large wires and ACHs
- Supervise Accounts Receivable management and provide guidance relating to the collection process